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Prospectus Supplement to Prospectus dated June 5, 1998
$2,048,660,000
SLM Student Loan Trust 2000-1
Issuer
SLM Funding Corporation
Seller
Sallie Mae Servicing Corporation
Servicer
Floating Rate Student Loan-Backed Securities

        On February 15, 2000, the Trust will issue:

	Class A-1 Notes		Class A-2 Notes		Certificates
	Class A-1T	Class A-1L	Class A-2T	Class A-2L	Certificates
Principal	$150,000,000	$1,028,050,000	—	$798,900,000	$71,710,000
Interest Rate	91-day T-Bill plus 0.85%	3-month LIBOR plus 0.09%	—	3-month LIBOR plus 0.18%	3-month LIBOR plus 0.45%
Maturity	October 27, 2008		January 25, 2013		April 25, 2016

Payments will be made quarterly beginning July 25, 2000, primarily from collections on a pool of student loans.

The Trust will pay principal first pro rata to the Class A-1 Notes until paid in full and second pro rata to the Class A-2 Notes until paid in full. The Trust will pay principal on the Certificates after all classes of Notes have been paid in full.

We are offering the Notes and Certificates through the underwriters at the prices shown below, when and if issued. The securities will not be listed on any exchange.

You should consider carefully the risk factors beginning on page S-14 of this Prospectus Supplement and on Page 13 of the Prospectus.

The Certificates represent interests in, and the Notes represent obligations of, the Trust only. They are not interests in or obligations of SLM Holding Corporation, the Seller, Student Loan Marketing Association, the Servicer or any of their affiliates.

Neither the Certificates nor the Notes are guaranteed or insured by the United States of America or any governmental agency.

This Prospectus Supplement may be used to offer and sell the Notes or Certificates only if accompanied by the Prospectus.

	Price to Public	Underwriting Discount	Proceeds to the Seller
Per Class A-1T Note	100.00%	0.2350%	99.7650%
Per Class A-1L Note	100.00%	0.2350%	99.7650%
Per Class A-2T Note	—	—	—
Per Class A-2L Note	100.00%	0.2650%	99.7350%
Per Certificate	100.00%	0.3225%	99.6775%

We expect the aggregate proceeds to the Seller to be $2,044,191,783 before deducting expenses payable by the Seller estimated to be $1,009,021.

Neither the SEC nor any state securities commission has approved or disapproved the Notes or Certificates or determined whether this Prospectus Supplement or the Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.
Banc of America Securities LLC
Chase Securities Inc.
Credit Suisse First Boston
J.P. Morgan & Co.
Merrill Lynch & Co.

February 2, 2000

Purpose of this Filing

        SLM Funding LLC, as the Registrant for the Trust, is filing this Prospectus Supplement on behalf of the Trust, solely to obtain a Central Index Key number and access codes for the Commission's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system for the Trust. The original Prospectus Supplement for the Trust's securities was filed with the Commission on February 4, 2000 and can be found at Link to http://www.sec.gov/Archives/edgar/data/949114/0000928385-00-000150-index.html. The orginal Prospectus Supplement, as amended, is incorporated herein by reference.

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Purpose of this Filing